ATTORNEYS

James Kardon	Direct Dial: 212-478-7250 Email: jkardon@hahnhessen.com

September 23, 2008

Neonode Inc. 4000 Executive Parkway, Suite 200 San Ramon, CA 94583

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing today by Neonode Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, including a prospectus (the “Prospectus”) covering the resale of (i) up to 511,786 shares of the registrant’s common stock (the “Common Shares”) and (ii) up to 1,194,696 shares of the registrant’s common stock issuable upon the exercise of warrants (the “Warrant Shares”). Our opinion is limited to the Common Shares and Warrant Shares that were issued in the May Financing (as defined in the Registration Statement) to Ganot Corporation and North American Investments Ltd.

The opinion set forth in this letter is subject to the following qualifications:

1. In giving the opinion set forth in this letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Certificate of Incorporation and the By-Laws of the Company, (c) such evidence of incumbency of directors and officers of the Company as we have deemed appropriate, (d) such evidence of the corporate proceedings of the Company as we have deemed appropriate, (e) such certificates of officers of the Company as we have deemed appropriate, (f) such certificates of public officials as we have deemed appropriate and (g) such agreements and instruments as we have deemed appropriate.

2. We have assumed without any inquiry or other investigation (a) the legal capacity of each natural person, (b) the genuineness of signatures, the authenticity of any document submitted to us as an original, the conformity to the original of any document submitted to us as a copy and the authenticity of the original of any document submitted to us as a copy and (c) the accuracy on the date of this letter as well as on the date made of each statement as to any factual matter made in any document submitted to us.

3. We do not express any opinion concerning any law other than the General Corporation Law of the State of Delaware, the provisions of the Constitution of the State of Delaware relating to corporations and reported judicial decisions addressing the General Corporation Law of the State of Delaware.

Neonode Inc.
September 23, 2008

4. Any opinion set forth in this letter (a) deals only with the specific legal issue or issues it explicitly addresses and (b) does not address any other matter (including, but not limited to, except as expressly set forth in such opinion, any matter concerning the contents of the Registration Statement).

5. This letter is given without regard to any change after the date of this letter with respect to any factual or legal matter, and we disclaim any obligation to notify you of any such change or any effect of any such change on any opinion set forth in this letter.

Subject to the foregoing, we are of the opinion that the Common Shares have been validly issued and are fully paid and non-assessable, and the Warrant Shares, when issued upon exercise of the warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Hahn & Hessen LLP

Hahn & Hessen LLP